Exhibit 1.1
EXECUTION COPY
$200,000,000 Principal Amount
Coeur d’Alene Mines Corporation
3.25% Convertible Senior Notes due 2028
Underwriting Agreement
March 12, 2008
Deutsche Bank Securities Inc.
As Representative of the Several
Underwriters Named in Schedule I
c/o Deutsche Bank Securities Inc.
60 Wall Street, 4th Floor
New York, New York 10005
Ladies and Gentlemen:
     Coeur d’Alene Mines Corporation, an Idaho corporation (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell to the several underwriters (the "Underwriters”) named in Schedule I hereto for whom Deutsche Bank Securities Inc. is acting as representative (the “Representative”) $200,000,000 aggregate principal amount of its 3.25% Convertible Senior Notes due 2028 (the “Firm Notes”). The respective amounts of the Firm Notes to be so purchased by the several Underwriters are set forth opposite their names in Schedule I hereto. In addition, the Company has granted the Underwriters an option to purchase up to an additional $30,000,000 aggregate principal amount of its 3.25% Convertible Senior Notes due 2028 (the “Optional Notes”) as set forth below. The Firm Notes and the Optional Notes (to the extent the aforementioned option is exercised) are herein collectively referred to as the “Notes”.
     The Notes will be issued under an indenture, dated as of the Firm Notes Closing Date (as defined herein), among the Company, as issuer, and The Bank of New York, as Trustee (the "Indenture”). The Notes will be convertible into cash, shares of common stock, par value $1.00 per share of the Company (the “Common Stock”) or a combination thereof at the Company’s election on the terms, and subject to the conditions, set forth in the Indenture.
     The Company has prepared and filed in conformity with the requirements of the Securities Act and the published rules and regulations thereunder (the “Rules”) adopted by the Securities and Exchange Commission (the “Commission”) an “automatic shelf registration statement” (as defined in Rule 405 under the Securities Act) on Form S-3 (File No. 333-130711), including a related prospectus (the “Base Prospectus”) relating to Common Stock, preferred stock, debt securities and warrants of the Company that may be sold from time to time by the Company in accordance with

Rule 415 under the Securities Act. Copies of such registration statement (including all documents deemed incorporated by reference therein) and of the related Base Prospectus have heretofore been delivered by the Company or are otherwise available to the Representative. Such registration statement, together with any registration statement filed by the Company pursuant to Rules 413(b) and 462(f) under the Securities Act, is herein referred to as the “Registration Statement,” which shall be deemed to include all information omitted therefrom in reliance upon Rules 430A, 430B and 430C under the Securities Act and contained in the Prospectus referred to below. The term “Preliminary Prospectus” means any preliminary prospectus included in the Registration Statement or filed with the Commission pursuant to Rule 424 of the Rules or any preliminary prospectus supplement used prior to the filing of the Prospectus Supplement (as defined below). The term “Pricing Prospectus” means the Base Prospectus, as amended and supplemented immediately prior to the Applicable Time (as defined below) relating to the offer and sale of the Notes. The term “Prospectus” means the Base Prospectus as amended and supplemented by the final prospectus supplement (the “Prospectus Supplement”), filed pursuant to Rule 424(b) with the Commission in connection with the proposed sale of the Notes contemplated by this Agreement. The term “Issuer Free Writing Prospectus” means each “issuer free writing prospectus” (as defined in Rule 433 of the Rules) prepared by or on behalf of the Company or used or referred to by the Company in connection with the offering of the Notes. The term “Pricing Disclosure Package” means, as of the Applicable Time, the Pricing Prospectus, together with each Issuer Free Writing Prospectus, if any, listed on Schedule II hereto and the information, if any, included on Schedule III hereto. The term “Effective Date” shall mean each date that the Registration Statement and any post effective amendment or amendments thereto became or become effective. Unless otherwise stated herein, any reference herein to the Registration Statement, the Base Prospectus, the Pricing Prospectus, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act, which were filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or before the date hereof, except to the extent that any information in any such incorporated document shall have been superseded by information in any Preliminary Prospectus or any document subsequently filed on or before the date hereof that is incorporated by reference. Any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include any such document filed or to be filed under the Exchange Act after the date hereof and prior to the termination of the offering of the Notes by the Underwriters, and deemed to be incorporated therein by reference. The term “Applicable Time” means 8:45 a.m., New York City time, on March 13, 2008.
     The Company understands that the Underwriters propose to make a public offering of the Notes, as set forth in and pursuant to the Pricing Disclosure Package and the Prospectus.
     The Company hereby confirms that the Underwriters and dealers have been authorized to distribute or cause to be distributed the Pricing Disclosure Package and the Prospectus (as from time to time amended or supplemented if the Company furnishes amendments or supplements thereto to the Underwriters).
     In consideration of the mutual agreements contained herein and of the interests of the parties in the transactions contemplated hereby, the parties hereto agree as follows:

     1. Representations and Warranties of the Company. The Company represents and warrants to each of the Underwriters as of the date hereof and as of each Closing Date as follows:
          (a) The Company has been since the time of initial filing of the Registration Statement and continues to be a “well-known seasoned issuer” (as defined in Rule 405 of the Rules) eligible to use Form S-3 for the offering of the Notes including not having been an “ineligible issuer” (as defined in Rule 405) at any such time or date. The Registration Statement is an “automatic shelf registration statement” (as defined in Rule 405 of the Rules) and was filed not earlier than the date that is three years prior to each Closing Date.
          (b) The Company meets the requirements for use of Form S-3 under the Securities Act and has filed with the Commission the Registration Statement on such form, including the Base Prospectus, for registration under the Securities Act of the offering and sale of the Notes. When the Registration Statement or any amendment thereof or supplement thereto was or is declared effective or filed, as the case may be, it (i) complied or will comply in all material respects with the applicable provisions of the Securities Act, the Rules and the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) and (ii) did not or will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. When any related Preliminary Prospectus included in the Pricing Disclosure Package was first filed with the Commission (whether filed as part of the Registration Statement or any amendment thereto or pursuant to Rule 424(a) of the Rules) and when any amendment thereof or supplement thereto was first filed with the Commission, such Preliminary Prospectus (i) complied in all material respects with the applicable provisions of the Securities Act and the Rules and (ii) did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Prospectus, as of its date, and each Closing Date (i) will comply in all material respects with the applicable provisions of the Securities Act and the Rules and (ii) will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Pricing Disclosure Package, as of the Applicable Time and each Closing Date (i) complied or will comply in all material respects with the applicable provisions of the Securities Act and the Rules and (ii) did not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Issuer Free Writing Prospectus, when considered together with the Pricing Disclosure Package, as of the Applicable Time and all subsequent times through each Closing Date (i) complied or will comply in all material respects with the applicable provisions of the Securities Act and the Rules and (ii) did not or will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Issuer Free Writing Prospectus does not or will not conflict with the information contained in the Registration Statement, any Preliminary Prospectus, the Pricing Prospectus or the Prospectus. If applicable, each Preliminary Prospectus, the Pricing Prospectus and the Prospectus delivered to the Underwriters for use in connection with this offering was identical to the electronically transmitted copies thereof filed with the

Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T. Notwithstanding the foregoing, none of the representations and warranties in this Section 1(b) shall apply to statements in, or omissions from, the Registration Statement, any Preliminary Prospectus, the Pricing Prospectus, any Issuer Free Writing Prospectus or the Prospectus made in reliance upon, and in conformity with, information furnished in writing by any of the Underwriters through the Representative for use in the Registration Statement or the Prospectus. With respect to the preceding sentence, the Company acknowledges that the only information furnished in writing by any of the Underwriters through the Representative for use in the Registration Statement, any Preliminary Prospectus, the Pricing Prospectus, any Issuer Free Writing Prospectus or the Prospectus is the statements contained in the third and ninth paragraphs under the caption “Underwriting” in the Prospectus Supplement.
          (c) The Company has not made any offer relating to the Notes that would constitute a “free writing prospectus” as defined in Rule 405 under the Securities Act without the prior written consent of Deutsche Bank Securities Inc.
          (d) The Company has complied with the requirements of Rule 433 under the Securities Act applicable to any Issuer Free Writing Prospectus, including timely filing with the Commission or retention where required and legending.
          (e) The Registration Statement is effective under the Securities Act and no stop order preventing or suspending the effectiveness of the Registration Statement or suspending or preventing the use of any Preliminary Prospectus, the Pricing Prospectus, any Issuer Free Writing Prospectus or the Prospectus has been issued by the Commission and no proceedings for that purpose have been instituted or, to the Company’s knowledge, are threatened under the Securities Act. Any required filing of any Preliminary Prospectus, the Pricing Prospectus or the Prospectus and any supplement thereto pursuant to Rule 424(b) of the Rules has been or will be made in the manner and within the time period required by such Rule 424(b).
          (f) The documents incorporated by reference in the Registration Statement, the Pricing Prospectus and the Prospectus, as amended or superseded by documents subsequently filed on or before the date hereof that are incorporated by reference therein, at the time they became effective or were filed with the Commission, as the case may be, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder, and none of such documents contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and any further documents so filed and incorporated by reference in the Registration Statement, the Pricing Prospectus and the Prospectus, when such documents become effective or are filed with the Commission, as the case may be, will conform in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder and will not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading.

          (g) The consolidated financial statements of the Company (including all notes and schedules thereto) included or incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus present fairly, in all material respects, the financial position of the Company and its consolidated subsidiaries at the dates indicated and the statement of operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; and such consolidated financial statements and related schedules and notes thereto, and the unaudited financial information filed with the Commission as part of the Registration Statement, the Pricing Disclosure Package and the Prospectus, have been prepared in conformity with generally accepted accounting principles, consistently applied throughout the periods involved. The summary and selected financial data included or incorporated by reference in the Pricing Disclosure Package and the Prospectus present fairly the information shown therein as at the respective dates and for the respective periods specified and have been presented on a basis consistent with the Company’s consolidated financial statements set forth in the Prospectus. The pro forma financial statements and other pro forma financial information included or incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus present fairly the information shown therein, have been prepared in accordance with the Commission’s rules and guidelines with respect to pro forma financial statements, have been properly compiled on the pro forma bases described therein, and, in the opinion of the Company, the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions or circumstances referred to therein. The financial information included in or incorporated in the Registration Statement, the Pricing Disclosure Package and the Prospectus complies with the requirements of Regulation G of the Exchange Act and Item 10 of Regulation S-K of the Commission. The Company and its subsidiaries do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations or any “variable interest entities” within the meaning of Financial Accounting Standards Board Interpretation No. 46), not disclosed in the Registration Statement, the Pricing Disclosure Package and the Prospectus. There are no financial statements (historical or pro forma) that are required to be included or incorporated in the Registration Statement, the Pricing Disclosure Package or the Prospectus that are not included or incorporated as required.
          (h) To the best of the Company’s knowledge after due inquiry: (i) the consolidated financial statements of each Bolnisi Gold NL (“Bolnisi”) and Palmarejo Silver and Gold Corporation (“Palmarejo”) (including all notes and schedules thereto) incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus presented fairly in accordance with Canadian generally accepted accounting principles and Australian equivalents to International Financial Reporting Standards, in all material respects, the financial position of Bolnisi and Palmarejo and their consolidated subsidiaries as at the dates indicated and the statement of operations, stockholders’ equity and cash flows of Bolnisi and Palmarejo and their consolidated subsidiaries for the periods specified; (ii) such consolidated financial statements and related schedules and notes thereto were prepared in conformity with Canadian generally accepted accounting principles and Australian equivalents to International Financial Reporting Standards, consistently applied throughout the periods involved; and (iii) such consolidated financial statements and related schedules and notes thereto comply with the Securities Act and the Rules.

          (i) KPMG LLP, who has certified certain of the Company’s financial statements filed with the Commission as part of, or incorporated by reference in, the Registration Statement, the Pricing Disclosure Package and the Prospectus, is an independent registered public accounting firm with respect to the Company and its subsidiaries within the meaning of the Securities Act and the Rules and the Public Company Accounting Oversight Board (United States) (the “PCAOB”).
          (j) KPMG, who has certified certain of Bolnisi’s financial statements filed with the Commission as part of, or incorporated by reference in, the Registration Statement, the Pricing Disclosure Package and the Prospectus, is an independent registered public accounting firm with respect to Bolnisi’s and the Company and its subsidiaries within the meaning of the Securities Act and the Rules and the PCAOB.
          (k) KPMG LLP Chartered Accountants, who has certified certain of Palmarejo’s financial statements filed with the Commission as part of, or incorporated by reference in, the Registration Statement, the Pricing Disclosure Package and the Prospectus, is an independent registered public accounting firm with respect to Palmarejo’s and the Company and its subsidiaries within the meaning of the Securities Act and the Rules and the PCAOB.
          (l) Each of the Company and its significant subsidiaries, as such term is defined in Rule 1-02 of Regulation S-X (the “Significant Subsidiaries”), is duly organized, validly existing and in good standing (to the extent good standing is applicable in such jurisdiction) under the laws of its respective jurisdiction of incorporation or organization. Each of the Company and each Significant Subsidiary is duly qualified to do business and is in good standing (to the extent good standing is applicable in such jurisdiction) as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or location of the assets or properties owned, leased or licensed by it requires such qualification, except for such jurisdictions where the failure to so qualify individually or in the aggregate would not have a material adverse effect on the assets, properties, condition, financial or otherwise, or in the results of operations, business affairs or business prospects of the Company and its subsidiaries considered as a whole (a “Material Adverse Effect”); and to the Company’s knowledge, no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification which reasonably would be expected to result in a Material Adverse Effect.
          (m) Each of the Company and its subsidiaries has all requisite corporate power and authority, and all necessary authorizations, approvals, consents, orders, licenses, certificates and permits of and from all governmental or regulatory bodies or any other person or entity (collectively, the "Permits”), to own, lease and license its assets and properties and conduct its business, all of which are valid and in full force and effect, except where the lack of such Permits, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Company and each of its subsidiaries has fulfilled and performed in all material respects all of its material obligations with respect to such Permits and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the Company or any of its subsidiaries, as the case may be, thereunder, except for such failures to fulfill or perform any material obligation or such revocations or terminations or other impairments that would not reasonably be expected to result in a Material Adverse Effect. Except as may be required under the Securities Act and state and foreign blue sky laws, no other Permits are required to enter into, deliver and perform this Agreement, to issue and sell the Notes and to issue shares of Common Stock, if any, issuable upon conversion of the Notes.
          (n) Each of the Company and its subsidiaries owns or possesses legally enforceable rights to use all trademarks, trademark applications, trade names, service marks, copyrights, copyright applications, licenses, know-how and other similar rights and proprietary knowledge (collectively, "Intangibles”) necessary for the conduct of its business, except where the failure to own or possess any of the foregoing would not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any of its subsidiaries has received any notice of, or is not aware of, any infringement of or conflict with asserted rights of others with respect to any Intangibles that reasonably would be expected to result in a Material Adverse Effect.
          (o) The Company and each of its subsidiaries has good and marketable title in fee simple to all real property, and good and marketable title to all other material property owned by it, in each case free and clear of all liens, encumbrances, claims, security interests and defects, except (A) as disclosed in the Company’s filings with the Commission under the Exchange Act and (B) for any failure to have such title or for any such liens, encumbrances, claims, security interests and defects that do not materially affect the value of such property to the Company and its subsidiaries, do not materially interfere with the use made or proposed to be made of such property by the Company and its subsidiaries and would not reasonably be expected to result in a Material Adverse Effect. All material property held under lease by the Company and its subsidiaries is held by them under valid, existing and enforceable leases, free and clear of all liens, encumbrances, claims, security interests and defects, except for any failure to have such lease or for any such liens, encumbrances, claims, security interests and defects that do not materially interfere with the use made or proposed to be made of such property by the Company and its subsidiaries and would not reasonably be expected to result in a Material Adverse Effect.
          (p) With respect to information set forth or incorporated by reference in the Pricing Disclosure Package and the Offering Memorandum: (a) information relating to the estimates of mineral reserves and mineral resources has been reviewed and verified by the Company or independent consultants to the Company; (b) the mineral reserve and mineral resource information has been prepared in accordance with National Instrument 43-101 — “Standards of Disclosure for Mineral Projects” by or under the supervision of a qualified person as defined therein; (c) the method of estimating the mineral reserves and mineral resources has been validated by mining experience; (d) the information upon which the estimates of mineral reserves and mineral resources was based was, at the time of the delivery thereof, complete and accurate in all material respects; and (e) there have been no material changes to such information since the date of delivery or preparation thereof.
          (q) There are no litigation or governmental proceedings to which the Company or any of its subsidiaries is subject or that is pending or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, affect the consummation of this Agreement or that is required to be disclosed in the Registration Statement, the Pricing Disclosure Package and the Prospectus that is not so disclosed.
          (r) Since the respective dates as of which information is given in the Registration Statement, the Pricing Disclosure Package and the Prospectus, except as described therein or contemplated thereby, (i) there has not been any change in the assets or properties, business, results of operations, prospects or condition (financial or otherwise), of the Company and its subsidiaries taken as a whole, whether or not arising from transactions in the ordinary course of business which would reasonably be expected to result in a Material Adverse Effect; (ii) neither the Company nor any of its subsidiaries has sustained any loss or interference with its assets, businesses or properties (whether owned or leased) from fire, explosion, earthquake, flood or other calamity, whether or not covered by insurance, or from any labor dispute or any court or legislative or other governmental action, order or decree which would reasonably result in a Material Adverse Effect; and (iii) since the date of the latest balance sheet included or incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus, neither the Company nor its subsidiaries has (A) issued any securities or incurred any material liability or obligation, direct or contingent, for borrowed money, except for such liabilities or obligations incurred in the ordinary course of business, (B) entered into any material transaction not in the ordinary course of business or (C) except for regular dividends on the Common Stock in amounts per share that are consistent with past practice, declared or paid any dividend or made any distribution on any shares of its stock or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or otherwise acquire any shares of its capital stock.
          (s) There is no document, contract or other agreement required to be described in the Registration Statement, Pricing Disclosure Package or Prospectus or to be filed as an exhibit to the Registration Statement which is not described or filed as required by the Securities Act or Rules. Each description of a contract, document or other agreement in the Registration Statement, the Pricing Disclosure Package and the Prospectus complies in all material respects with the applicable requirements of the Securities Act and the Rules and accurately summarizes the terms of the underlying contract, document or other agreement purported to be described therein. Neither the Company nor any of its subsidiaries, if a subsidiary is a party, is in default in the observance or performance of any term or obligation to be performed by it under any such agreement, and no event has occurred which with notice or lapse of time or both would constitute such a default, in any such case which default or event, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No default exists, and no event has occurred which with notice or lapse of time or both would constitute a default, in the due performance and observance of any term, covenant or condition, by the Company or its subsidiary, if a subsidiary is a party thereto, of any other agreement or instrument to which the Company or any of its subsidiaries is a party or by which Company or its properties or business or a subsidiary or its properties or business may be bound or affected which default or event, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.
          (t) Neither the Company nor any of its subsidiaries is in violation of any term or provision of (i) its charter or by-laws or (ii) any franchise, license, permit, judgment, decree, order, statute, rule or regulation, where, solely with respect to clause (ii), the consequences of such violation, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.
          (u) Neither the execution, delivery or performance of this Agreement by the Company nor the consummation of any of the transactions contemplated hereby (including, without limitation, the issuance and sale by the Company of the Notes and the issuance of shares of Common Stock, if any, issuable upon conversion of the Notes) will give rise to a right to terminate or accelerate the due date of any payment due under, or conflict with or result in the breach of any term or provision of, or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, or require any consent or waiver under, or result in the execution or imposition of any lien, charge or encumbrance upon any properties or assets of the Company or its subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which either the Company or its subsidiaries or any of their properties or businesses is bound, or any franchise, license, permit, judgment, decree, order, statute, rule or regulation applicable to the Company or any of its subsidiaries or violate any provision of the charter or by-laws of the Company or any of its subsidiaries, except for such consents or waivers which have already been obtained and are in full force and effect.
          (v) The Company has an authorized capitalization as set forth in the Pricing Disclosure Package and the Prospectus, and all the issued shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as disclosed in the Registration Statement, the Pricing Disclosure Package and the Prospectus, there are no statutory preemptive or other similar rights to subscribe for or to purchase or acquire any shares of Common Stock of the Company or any of its subsidiaries or any such rights pursuant to its certificate of incorporation or by-laws or any agreement or instrument to or by which the Company or any of its subsidiaries is a party or bound. The shares of Common Stock issuable upon conversion of the Notes have been duly authorized and reserved for issuance and, when issued and delivered in accordance with the provisions of the Notes and the Indenture, will be validly issued, fully paid and nonassessable and none of them will be issued in violation of any preemptive or other similar right and will conform to the description of the Common Stock in the Prospectus. Except as disclosed in the Registration Statement, the Pricing Disclosure Package and the Prospectus, there is no outstanding option, warrant or other right calling for the issuance of, and there is no commitment, plan or arrangement to issue, any share of stock of the Company or any of its subsidiaries or any security convertible into, or exercisable or exchangeable for, such stock. The Common Stock and the Notes conform in all material respects to all statements in relation thereto contained in the Registration Statement, the Pricing Disclosure Package and the Prospectus.
          (w) All outstanding shares of capital stock of each of the Significant Subsidiaries have been duly authorized and validly issued, and, except for directors’ qualifying shares, are fully paid and nonassessable and are owned directly by the Company or by another wholly-owned subsidiary of the Company free and clear of any security interests, liens, encumbrances, equities or claims, other than those described in the Registration Statement, the Pricing Disclosure Package and the Prospectus.

          (x) No holder of any security of the Company has any right, which has not been waived, to have any security owned by such holder included in the Registration Statement or to demand registration of any security owned by such holder for a period of 90 days after the date of this Agreement. An enforceable written Lockup agreement in the form attached to this Agreement as Annex I (“Lockup Agreement”) has been delivered to the Representative by each person listed on Exhibit A thereto.
          (y) The Notes have been duly authorized by the Company and, when executed, authenticated and issued in accordance with the terms of the Indenture and delivered to and paid for by the Underwriters pursuant to this Agreement, will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture and enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles. The Indenture has been duly authorized and duly qualified under the Trust Indenture Act and, when executed and delivered by the Company and the Trustee, will constitute a valid and legally binding instrument, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles. The Notes and the Indenture will conform to the descriptions thereof in the Pricing Disclosure Package and the Prospectus and will be in substantially the form previously delivered to you.
          (z) All necessary corporate action has been duly and validly taken by the Company to authorize the execution, delivery and performance by the Company of this Agreement, the issuance and sale by the Company of the Notes and the issuance by the Company of the shares of Common Stock issuable upon conversion of the Notes. This Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.
          (aa) Neither the Company nor any of its subsidiaries is involved in any labor dispute nor, to the knowledge of the Company, is any such dispute threatened, which dispute would reasonably be expected to result in a Material Adverse Effect. The Company is not aware of any threatened or pending litigation between the Company or its subsidiaries and any of its executive officers which, if adversely determined, would reasonably be expected to result in a Material Adverse Effect and has no reason to believe that such officers will not remain in the employment of the Company.
          (bb) No transaction has occurred between or among the Company and any of its officers or directors, stockholders or any affiliate or affiliates of any such officer or director or stockholder that is required to be described in and is not described in the Registration Statement, the Pricing Disclosure Package and the Prospectus.
          (cc) The Company has not taken, nor will it take, directly or indirectly, any action designed to or which might reasonably be expected to cause or result in, or which has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of the Common Stock or any security of the Company to facilitate the sale or resale of any of the Notes.
          (dd) The Company and each of its Significant Subsidiaries has filed all Federal, state, local and foreign tax returns which are required to be filed through the date hereof, which returns are true and correct in all material respects or has received timely extensions thereof, and has paid all taxes shown on such returns and all assessments received by it to the extent that the same are material and have become due. There are no tax audits or investigations pending, which would reasonably be expected to result in a Material Adverse Effect; nor are there any material proposed additional tax assessments against the Company or any of its Significant Subsidiaries.
          (ee) The shares of Common Stock issuable upon conversion of the Notes have been duly authorized for listing on the New York Stock Exchange and the Toronto Stock Exchange on or prior to the Firm Notes Closing Date (as defined herein), subject to official notice of issuance.
          (ff) The Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or listing on the New York Stock Exchange or the Toronto Stock Exchange, nor has the Company received any notification that the Commission, the New York Stock Exchange or the Toronto Stock Exchange is contemplating terminating such registration or quotation.
          (gg) The books, records and accounts of the Company and its subsidiaries accurately, fairly and reasonably reflect the transactions in, and dispositions of, the assets of, and the results of operations of, the Company and its subsidiaries. The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
          (hh) The Company and its Significant Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are customary in the businesses in which they are engaged or propose to engage after giving effect to the transactions described in the Prospectus, and such policies are in full force and effect.
          (ii) Each approval, consent, order, authorization, designation, declaration or filing of, by or with any regulatory, administrative or other governmental body necessary in connection with the execution and delivery by the Company of this Agreement and the consummation of the transactions herein contemplated required to be obtained or performed by the Company (including the qualification of the Indenture under the Trust Indenture Act but except such additional steps as may be required by the Financial Industry Regulatory Authority

(“FINRA”) or may be necessary to qualify the Notes for public offering by the Underwriters under the state securities or blue sky laws in such states as the Underwriters have requested filings to be made) has been obtained or made and is in full force and effect.
          (jj) There are no affiliations with FINRA among the Company’s officers, directors or, to the best of the knowledge of the Company, any five percent or greater stockholder of the Company, except as set forth in the Registration Statement, the Pricing Disclosure Package, the Prospectus or otherwise disclosed in writing to the Underwriters.
          (kk) Except (A) as disclosed in the Company’s filings with the Commission under the Exchange Act and (B) as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) each of the Company and each of its subsidiaries is in compliance in all material respects with all rules, laws and regulation relating to the use, treatment, storage and disposal of toxic substances and protection of health or the environment (“Environmental Law”) which are applicable to its business; (ii) neither the Company nor its subsidiaries has received any notice from any governmental authority or third party of an asserted claim under Environmental Laws; (iii) each of the Company and each of its subsidiaries has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business and is in compliance with all terms and conditions of any such permit, license or approval; (iv) to the Company’s knowledge, no facts currently exist that will require the Company or any of its subsidiaries to make future material capital expenditures to comply with Environmental Laws; and (v) no property which is or has been owned, leased or occupied by the Company or its subsidiaries has been designated as a Superfund site pursuant to the Comprehensive Environmental Response, Compensation of Liability Act of 1980, as amended (42 U.S.C. Section 9601, et. seq.) (“CERCLA 1980”) or otherwise designated as a contaminated site under applicable state or local law. Neither the Company nor any of its subsidiaries has been named as a “potentially responsible party” under the CERCLA 1980.
          (ll) In the ordinary course of its business, the Company periodically reviews the effect of Environmental Laws on the business, operations and properties of the Company and its subsidiaries, in the course of which the Company identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties).
          (mm) The Company is not and, after giving effect to the offering and sale of the Notes and the application of proceeds thereof as described in the Prospectus, will not be required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
          (nn) The Company or any other person affiliated with or acting on behalf of the Company including, without limitation, any officer, director, employee, or agent of the Company or any stockholder thereof acting on behalf of the Company or its subsidiaries, has not, directly or indirectly, while acting on behalf of the Company or its subsidiaries (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any other unlawful payment.
          (oo) The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the Company’s knowledge, threatened.
          (pp) Except as described in the Pricing Disclosure Package and the Prospectus, the Company has not sold or issued any shares of, or securities convertible into, Common Stock or a class similar to Common Stock during the six-month period preceding the date of the Prospectus, including any sales pursuant to Rule 144A under, or Regulations D or S, of the Securities Act, other than shares issued pursuant to employee benefit plans, qualified stock options plans or other employee compensation plans or pursuant to outstanding options, rights or warrants.
          (qq) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Company has fulfilled its obligations, if any, under the minimum funding standards of Section 302 of the U.S. Employee Retirement Income Security Act of 1974 (“ERISA”) and the regulations and published interpretations thereunder with respect to each “plan” as defined in Section 3(3) of ERISA and such regulations and published interpretations in which its employees are eligible to participate and each such plan is in compliance in all material respects with the presently applicable provisions of ERISA and such regulations and published interpretations. No “Reportable Event” (as defined in 12 ERISA) has occurred with respect to any “Pension Plan” (as defined in ERISA) for which the Company could have any liability.
          (rr) None of the Company, its directors or its officers has distributed and none of them will distribute prior to the later of (i) the Closing Date and (ii) completion of the distribution of the Notes, any offering material in connection with the offering and sale of the Notes other than any Preliminary Prospectus, the Pricing Disclosure Package, the Prospectus, the Registration Statement and any Issuer Free Writing Prospectus to which the Representative has consented in accordance with Section 4(o)(i) herein.
          (ss) There is and has been no failure on the part of the Company to comply in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith that are effective, including Sections 302 and 906 related to certifications.

     2. Purchase, Sale and Delivery of the Notes.
          (a) On the basis of the representations, warranties and covenants herein contained, and subject to the conditions herein set forth, the Company agrees to sell to the Underwriters and each Underwriter agrees, severally and not jointly, to purchase, at a price of 96.75% of the principal amount thereof (the “Purchase Price”), the principal amount of Firm Notes set forth opposite such Underwriter’s name on Schedule I hereto, subject to adjustments in accordance with Section 11 hereof.
          (b) The Notes to be purchased by the Underwriters hereunder will be represented by one or more definitive global notes in book-entry form which will be deposited by or on behalf of the Company with The Depository Trust Company in New York or its designated custodian (“DTC”). The Company will deliver the Notes to you for your account, against payment by or on behalf of you of the Purchase Price therefor by wire transfer of Federal (same-day) funds to the account specified by the Company to you at least forty-eight hours in advance, by causing DTC to credit the Notes to your account at DTC. The Company will cause the Firm Notes to be made available to you for checking at least twenty-four hours prior to the Firm Notes Closing Date (as defined below) at the office of DTC or its designated custodian (the “Designated Office”). The time and date of such delivery and payment shall be, with respect to the Firm Notes, 10:00 a.m., New York City time, on March 18, 2008 or such other time and date as the Representative and the Company may agree upon in writing (the “Firm Notes Closing Date”).
          (c) In addition, on the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company hereby grants an option to the several Underwriters to purchase the Optional Notes at the Purchase Price. The option granted hereby may be exercised in whole or in part by giving written notice (i) at any time before the Firm Notes Closing Date and (ii) only once thereafter within 30 days after the date of this Agreement, by the Representative to the Company setting forth the principal amount of Optional Notes as to which the several Underwriters are exercising the option and the time and date at which such certificates are to be delivered. The time and date at which certificates for Optional Notes are to be delivered shall be determined by the Representative but shall not be earlier than three nor later than 10 full Business Days after the exercise of such option, nor in any event prior to the Firm Notes Closing Date (such time and date being herein referred to as the “Optional Notes Closing Date”). If the date of exercise of the option is three or more days before the Firm Notes Closing Date, the notice of exercise shall set the Firm Notes Closing Date as the Optional Notes Closing Date. The principal amount of Optional Notes to be purchased by each Underwriter shall be in the same proportion to the total principal amount of Optional Notes being purchased as the principal amount of Firm Notes being purchased by such Underwriter bears to the total principal amount of Firm Notes, adjusted by you in such manner as to avoid principal amounts of less than $1,000. The option with respect to the Optional Notes granted hereunder may be exercised only to cover over-allotments in the sale of the Firm Notes by the Underwriters. The Representative of the several Underwriters, may cancel such option at any time prior to its expiration by giving written notice of such cancellation to the Company. To the extent, if any, that the option is exercised, payment for the Optional Notes shall be made on the Optional Notes Closing Date in Federal (same day funds) through the facilities of DTC, New

York drawn to the order of the Company. As used in this Agreement, the term “Closing Date” means the Firm Notes Closing Date and, if applicable, the Optional Notes Closing Date.
          (d) The documents to be delivered at each Closing Date by or on behalf of the parties hereto pursuant to Section 6 hereof, including the cross-receipt for the Notes and any additional documents requested by the Representative pursuant to Section 6(m) hereof, will be delivered at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022 (the “Closing Location”), and the Notes will be delivered at the Designated Office, all at such Closing Date. A meeting will be held at the Closing Location at 1:00 p.m., New York City time, on the Business Day next preceding such Closing Date, at which meeting the final drafts of the documents to be delivered pursuant to the preceding sentence will be available for review by the parties hereto. As used in this Agreement, “Business Day” means a day on which the New York Stock Exchange is open for trading and on which banks in New York are open for business and are not permitted by law or executive order to be closed.
          (e) The Company acknowledges and agrees that the Underwriters, in providing investment banking services to the Company in connection with the offering of the Notes, including in acting pursuant to the terms of this Agreement, have acted and are acting as independent contractors on an arm’s length basis and not as fiduciaries and the Company does not intend the Underwriters to act in any capacity other than independent contractor, including as a fiduciary or in any other position of higher trust. The Company shall be responsible for making its own independent investigation and appraisal of the transactions contemplated by this Agreement and the Underwriters shall have no responsibility or liability with respect to such investigation and appraisal.
     3. Offering by the Underwriters.
     It is understood that the several Underwriters are to make a public offering of the Firm Notes as soon as the Representative deems it advisable to do so. The Firm Notes are to be initially offered to the public at the initial public offering price set forth in the Prospectus. The Representative may from time to time thereafter change the public offering price and other selling terms.
     4. Covenants of the Company and the Underwriters.
     The Company covenants and agrees as follows:
          (a) The Company will use its best efforts to cause the Registration Statement, if not effective at the time of execution of this Agreement, and any amendments thereto, to become effective as promptly as possible. The Company shall prepare the Prospectus in a form reasonably approved by the Representative and file such Prospectus pursuant to Rule 424(b) under the Securities Act not later than the Commission’s close of business on the second Business Day following the execution and delivery of this Agreement, or, if applicable, such earlier time as may be required by the Rules.
          (b) The Company shall promptly advise the Representative in writing (A) when any post-effective amendment to the Registration Statement shall have become effective or any supplement to the Prospectus shall have been filed, (B) of any request by the

Commission for any amendment of the Registration Statement, any Preliminary Prospectus or the Prospectus or for any additional information, (C) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any Preliminary Prospectus, the Prospectus or any Issuer Free Writing Prospectus or the institution or threatening of any proceeding for that purpose and (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Notes for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose. The Company shall not file any amendment of the Registration Statement or distribute any amendment or supplement to the Pricing Disclosure Package or the Prospectus or any document incorporated by reference in the Registration Statement unless the Company has furnished the Representative a copy for its review prior to filing and shall not file any such proposed amendment or supplement to which the Representative reasonably objects. The Company shall use its best efforts to prevent the issuance of any such stop order and, if issued, to obtain as soon as possible the withdrawal thereof.
          (c) If, at any time when a prospectus relating to the Notes is required to be delivered under the Securities Act or the Rules, any event occurs as a result of which the Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, or if it shall be necessary to amend or supplement the Prospectus to comply with the Securities Act, the Rules or the Trust Indenture Act, the Company promptly shall prepare and file with the Commission, subject to the second sentence of Section 4(b), an amendment or supplement which shall correct such statement or omission or an amendment which shall effect such compliance.
          (d) The Company shall make generally available to its security holders as soon as practicable, but not later than 45 days after the end of the 12-month period beginning at the end of the fiscal quarter of the Company during which the Effective Date occurs (or 90 days if such 12-month period coincides with the Company’s fiscal year), an earning statement (which need not be audited) of the Company, covering such 12-month period, which shall satisfy the provisions of Section 11(a) of the Securities Act or Rule 158 of the Rules.
          (e) The Company shall reasonably cooperate with the Representative and its counsel in endeavoring to qualify the Notes and the shares of Common Stock issuable upon conversion of the Notes for offer and sale in connection with the offering under the laws of such jurisdictions as the Representative reasonably may designate and shall maintain such qualifications in effect so long as required for the distribution of the Notes; provided, however, that the Company shall not be required in connection therewith, as a condition thereof, to qualify as a foreign corporation or to execute a general consent to service of process in any jurisdiction or subject itself to taxation as doing business in any jurisdiction.
          (f) The Company, during the period when the Prospectus is required to be delivered under the Securities Act and the Rules or the Exchange Act, will file all reports and other documents required to be filed with the Commission pursuant to Section 13, 14 or 15 of the Exchange Act within the time periods required by the Exchange Act and the regulations promulgated thereunder.

          (g) Without the prior written consent of Deutsche Bank Securities Inc., for a period of 90 days after the date of this Agreement, the Company and the individuals listed on Schedule IV hereto shall not issue, sell or register with the Commission (other than on Form S-8 or on any successor form), or otherwise dispose of, directly or indirectly, any equity securities of the Company (or any securities convertible into, exercisable for or exchangeable for equity securities of the Company), except for (A) those shares of Common Stock set forth in the Lockup Agreement, (B) the issuance of shares pursuant to the Company’s existing stock option plan or bonus plan as described in the Registration Statement and the Prospectus and (C) the issuance of shares of the Company’s Common Stock upon the exercise or conversion of securities of the Company outstanding on the date hereof and disclosed in the Registration Statement or Prospectus. In the event that during this period, (A) any shares are issued pursuant to the Company’s existing stock option plan or bonus plan that are exercisable during such 90-day period or (B) any registration is effected on Form S-8 or on any successor form relating to shares that are exercisable during such 90-day period, the Company shall use its best efforts to obtain the written agreement of such grantee or purchaser or holder of such registered securities that, for a period of 90 days after the date of this Agreement, such person will not, without the prior written consent of Deutsche Bank Securities Inc., offer for sale, sell, distribute, grant any option for the sale of, or otherwise dispose of, directly or indirectly, or exercise any registration rights with respect to, any shares of Common Stock (or any securities convertible into, exercisable for, or exchangeable for, any shares of Common Stock) owned by such person.
          (h) The Company will reserve and keep available at all times, free of preemptive rights, shares of Common Stock for the purpose of enabling the Company to satisfy any obligations to issue shares of its Common Stock upon conversion of the Notes.
          (i) On or before completion of this offering, the Company shall make all filings required under applicable securities laws and by each of the New York Stock Exchange (including any required registration under the Exchange Act) and the Toronto Stock Exchange in connection with the transactions contemplated by this Agreement.
          (j) Prior to the Closing Date, the Company will not issue any press release or other communications directly or indirectly or hold any press conference with respect to the Company, the condition, financial or otherwise, or the earnings, business affairs or business prospects of any of them, or the offering of the Notes without the prior written consent of the Representative unless in the judgment of the Company and its counsel, and after notification to the Representative, such press release or communication is required by law.
          (k) The Company shall (A) furnish to the Underwriters and counsel for the Underwriters, without charge, copies of the Registration Statement, each Preliminary Prospectus, the Pricing Prospectus and the Prospectus (without exhibits thereto) and all amendments thereof (i) prior to 10:00 a.m. New York City time on the Business Day next succeeding date of this Agreement, (ii) so long as delivery of a prospectus by an underwriter or dealer may be required by the Securities Act or the Rules in connection with the offer, sale or issuance of the Notes (or in lieu thereof, the notice referred to in Rule 173(a) under the Securities Act) and (B) if at such time any event shall have occurred as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made when such Prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Securities Act) is delivered, not misleading, or, if for any other reason it shall be necessary during such same period to amend or supplement the Prospectus or to file under the Exchange Act any document incorporated by reference in the Prospectus in order to comply with the Securities Act, the Exchange Act or the Trust Indenture Act, to notify you and upon your request to file such document and to prepare and furnish without charge to each Underwriter and to any dealer in securities as many written and electronic copies as you may from time to time reasonably request of an amended Prospectus or a prospectus supplement which will correct such statement or omission or effect such compliance. If applicable, the copies of the Registration Statement, each Preliminary Prospectus, the Pricing Prospectus and the Prospectus and each amendment and supplement thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T;
          (l) The Company will apply the net proceeds from the offering of the Notes in the manner set forth under “Use of Proceeds” in the Prospectus;
          (m) The Company will (i) not without the prior consent of the Representative, make any offer relating to the Notes that would constitute a “free writing prospectus” as defined in Rule 405 under the Securities Act, provided that the prior written consent of the Representative shall be deemed to have been given in respect of the Issuer Free Writing Prospectuses included in Schedule II hereto; (any such free writing prospectus the use of which has been consented to by the Company and the Representative is referred to herein as a “Permitted Free Writing Prospectus”); (ii) comply with the requirements of Rules 163, 164 and 433 under the Securities Act applicable to any Issuer Free Writing Prospectus, including timely filing with the Commission or record keeping and legending; (iii) treat each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus; and (iv) not take any action that would result in an Underwriter or the Company being required to file with the Commission pursuant to Rule 433(d) under the Securities Act a free writing prospectus prepared by or on behalf of such Underwriter that such Underwriter otherwise would not have been required to file;
          (n) The Company will, if at any time following issuance of an Issuer Free Writing Prospectus any event occurred or occurs as a result of which such Issuer Free Writing Prospectus would conflict with the information in the Registration Statement, the Pricing Prospectus or the Prospectus or would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances then prevailing, not misleading, (i) give prompt notice thereof to the Representative (ii) and, if requested by the Representative, prepare and furnish without charge to each Underwriter an Issuer Free Writing Prospectus or other document which will correct such conflict, statement or omission; provided, however, that this representation and warranty shall not apply to any statements or omissions in an Issuer Free Writing Prospectus made in reliance upon and in conformity with information furnished in writing to the Company by the Underwriters through the Representative expressly for use therein;
          (o) If immediately prior to the third anniversary (the “Renewal Deadline”) of the initial effective date of the Registration Statement, any of the Notes remain unsold by the Underwriters, the Company will, prior to the Renewal Deadline file, if it has not already done so and is eligible to do so, a new automatic shelf registration statement relating to the Notes, in a form reasonably satisfactory to the Representative. If the Company is no longer eligible to file an automatic shelf registration statement, the Company will, prior to the Renewal Deadline, if it has not already done so, file a new shelf registration statement relating to the Notes, in a form reasonably satisfactory to the Representative, and will use commercially reasonable efforts to cause such registration statement to be declared effective within 180 days after the Renewal Deadline. The Company will, prior to the Renewal Deadline, take all other commercially reasonable action necessary or appropriate to permit the public offering and sale of the Notes to continue as contemplated in the Registration Statement. References herein to the Registration Statement shall include such new automatic shelf registration statement or such new shelf registration statement, as the case may be.
          (p) The Company will pay the required filing fees to the Commission relating to the Notes within the time required by Rule 456(b)(1) under the Securities Act without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) under the Securities Act.
          The Underwriters, severally and not jointly, covenant and agree as follows:
          (q) Each Underwriter will not include any “issuer information” (as defined in Rule 433) in any “free writing prospectus” (as defined in Rule 405) used or referred to by such Underwriter without the prior written consent of the Company.
     5. Costs and Expenses.
     The Company will pay, or reimburse if paid by the Representative all costs, expenses and fees incident to the performance of the obligations of the Company as provided under this Section and Sections 8 and 10 of this Agreement, including, without limiting the generality of the foregoing, the following: accounting fees of the Company; the fees and disbursements of counsel for the Company; the cost of printing and delivering to, or as requested by, the Underwriters copies of the Registration Statement, any Preliminary Prospectuses, the Pricing Prospectus, any Issuer Free Writing Prospectus, the Prospectus, this Agreement, the Underwriters’ Selling Memorandum, the Underwriters’ Invitation Letter, a blue sky survey and any supplements or amendments thereto; the filing fees of the Commission; the filing fees and expenses (including reasonable legal fees and disbursements) incident to securing any required review by the NASD of the terms of the sale of the Notes; any fees incurred in connection with the listing on the New York Stock Exchange or the Toronto Stock Exchange of the shares of Common Stock issuable upon conversion of the Notes; the fees and expenses of the Trustee and expenses of any agent of the Trustee and the fees and expenses of counsel for the Trustee in connection with the Indenture and the Notes; the expenses, including the reasonable fees and disbursements of counsel for the Underwriters, incurred in connection with the qualification of the Notes and the shares of Common Stock issuable upon conversion of the Notes under state securities or blue sky laws; and all other costs and expenses of the Company incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section. The Company shall not, however, be required to pay for any of the Underwriters’ expenses (other than those related to qualification under NASD regulation and state securities or blue sky laws) except that, if this Agreement shall not be consummated because the conditions in Section 6 hereof are not satisfied, or because this Agreement is terminated by the

Representative pursuant to Section 10 hereof, or by reason of any failure, refusal or inability on the part of the Company to perform any undertaking or satisfy any condition of this Agreement or to comply with any of the terms hereof on its part to be performed, unless such failure, refusal or inability is due primarily to the default or omission of any Underwriter, the Company shall reimburse each Underwriter for reasonable out-of-pocket expenses, including reasonable fees and disbursements of counsel, reasonably incurred in connection with investigating, marketing and proposing to market the Notes or in contemplation of performing their obligations hereunder; but the Company shall not in any event be liable to any of the Underwriters for damages on account of loss of anticipated profits from the sale by them of the Notes.
     6. Conditions of Obligations of the Underwriters.
     The several obligations of the Underwriters to purchase the Firm Notes on the Firm Notes Closing Date and the Optional Notes, if any, on the Optional Notes Closing Date are subject to each of the following terms and conditions:
          (a) Notification that all filings related to the Registration Statement, the Pricing Disclosure Package, the Prospectus, and the offering of the Notes required by Rule 424 of the Rules shall have been made within the applicable time period and that all filings related to each Issuer Free Writing Prospectus, including filing all material required to be filed by the Company pursuant to Rule 433 under the Securities Act, shall have been made within the applicable time period;
          (b) No order preventing or suspending the use of any Preliminary Prospectus, the Prospectus or any Issuer Free Writing Prospectus shall have been or shall be in effect and no order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the Commission, and any requests for additional information on the part of the Commission (to be included in the Registration Statement or the Prospectus or otherwise) shall have been complied with to the satisfaction of the Commission and the Representative. If the Company has elected to rely upon Rule 430A, Rule 430A information previously omitted from the effective Registration Statement pursuant to Rule 430A shall have been transmitted to the Commission for filing pursuant to Rule 424(b) within the prescribed time period and the Company shall have provided evidence satisfactory to the Representative of such timely filing, or a post-effective amendment providing such information shall have been promptly filed and declared effective in accordance with the requirements of Rule 430A;
          (c) The representations and warranties of the Company contained in this Agreement and in the certificates delivered pursuant to Section 6(d) shall be true and correct as of the Applicable Time and each Closing Date, as if made on such date. The Company shall have performed all covenants and agreements and satisfied all the conditions contained in this Agreement required to be performed or satisfied by them at or before each Closing Date;
          (d) The Representative shall have received on each Closing Date,
               (i) a certificate of the Company, addressed to the Representative and dated each Closing Date, executed by the chief executive or chief operating officer and the chief financial officer or chief accounting officer of the Company, to the effect that: (1) the representations, warranties and agreements of the Company in this Agreement were true and correct when made and are true and correct as of each Closing Date; (2) the Company has performed all covenants and agreements and satisfied all conditions contained herein; (3) no stop order suspending the effectiveness of the Registration Statement has been issued and, to their knowledge, no proceedings for that purpose have been instituted or are pending under the Securities Act; and (4) there has not been any downgrading, and no notice has been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any securities or any of its Significant Subsidiaries by any “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436(g)(2) under the Securities Act;
               (ii) a certificate of the Company, addressed to the Representative and dated each Closing Date, signed by the chief financial officer or chief accounting officer of the Company, in a form reasonably acceptable to the Representative, to the effect that certain information contained in the Pricing Disclosure Package and the Prospectus is correct in all material respects; and
               (iii) certificates of the Company, addressed to the Representative and dated each Closing Date, executed by of each of the managers of operations of each of the Company’s mines, in a form reasonably acceptable to the Representative, to the effect that, all mines have in place and currently in effect all material permits (including, e.g., environmental permits) licenses, consents, approvals, determinations and other authorizations, whether governmental or private, necessary for the mine to conduct fully its business and operations, are in full compliance with all laws, regulations, codes, and other requirements applicable to the conduct of its business and operations and is not subject of any investigation or review by any Federal, state or local regulatory agency, and no mine has received in the last 24 months any notice from any governmental or other authority that it is in violation or non-compliance with any licenses, permits, or other authorizations;
          (e) The Representative shall have received, at the time this Agreement is executed and on each Closing Date a signed letter from KPMG LLP addressed to the Representative and dated, respectively, the date of this Agreement and each Closing Date, in form and substance reasonably satisfactory to the Representative containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the Company’s consolidated financial statements and certain financial information contained, or incorporated by reference, in the Registration Statement and the Prospectus;
          (f) The Representative shall have received, at the time this Agreement is executed and on each Closing Date a signed letter from KPMG addressed to the Representative and dated, respectively, the date of this Agreement and each Closing Date, in form and substance reasonably satisfactory to the Representative containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to Bolnisi’s consolidated financial statements and certain financial information contained, or incorporated by reference, in the Registration Statement and the Prospectus;
          (g) The Representative shall have received, at the time this Agreement is executed and on each Closing Date a signed letter from KPMG LLP Chartered Accountants addressed to the Representative and dated, respectively, the date of this Agreement and each Closing Date, in form and substance reasonably satisfactory to the Representative containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to Palmarejo’s consolidated financial statements and certain financial information contained, or incorporated by reference, in the Registration Statement and the Prospectus;
          (h) The Representative shall have received on each Closing Date from Gibson, Dunn & Crutcher LLP, counsel for the Company, (i) an opinion, addressed to the Representative and dated each Closing Date, and (ii) a separate letter addressed to the Representative and dated each Closing Date, in each case substantially to the effect previously agreed upon;
          (i) The Representative shall have received on each Closing Date from Kelli Kast, Esq., Secretary and General Counsel of the Company, an opinion, addressed to the Representative, and dated each Closing Date, substantially to the effect previously agreed upon;
          (j) The Representative shall have received on each Closing Date from foreign counsel of the Company, opinions reasonably satisfactory in form and substance to the Representative and its counsel;
          (k) All proceedings taken in connection with the sale of the Notes as herein contemplated shall be reasonably satisfactory in form and substance to the Representative and its counsel and the Representative shall have received from Shearman & Sterling LLP a favorable letter, addressed to the Representative and dated each Closing Date with respect to the Notes, the Registration Statement, the Pricing Disclosure Package and the Prospectus, and such other related matters as the Representative may reasonably request, and the Company shall have furnished to Shearman & Sterling LLP such documents as they may reasonably request for the purpose of enabling them to pass upon such matters;
          (l) The Representative shall have received copies of the Lockup Agreements, in the form set forth in Annex I hereto, executed by each entity or person listed therein;
          (m) The Company shall have furnished or caused to be furnished to the Representative such further certificates or documents as the Representative shall have reasonably requested;
          (n) The Company shall have complied with the provisions of Section 4(m) hereof with respect to the furnishing of prospectuses on the Business Day next succeeding the date of this Agreement; and
          (o) On or after the Applicable Time no downgrading, or placement on any watch list for possible downgrading, in the rating of any of the Company’s debt securities by any

“nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g) under the Exchange Act) shall have occurred.
     If any of the conditions hereinabove provided for in this Section 6 shall not have been fulfilled when and as required by this Agreement to be fulfilled, the obligations of the Underwriters hereunder may be terminated by the Representative by notifying the Company of such termination in writing at or prior to each Closing Date.
     In such event, the Company and the Representative shall not be under any obligation to each other (except to the extent provided in Sections 5 and 8 hereof).
     7. Conditions of the Obligations of the Company.
     The obligations of the Company to sell and deliver the portion of the Notes required to be delivered as and when specified in this Agreement are subject to the conditions that at each Closing Date no stop order suspending the effectiveness of the Registration Statement shall have been issued and in effect or proceedings therefor initiated or threatened.
     8. Indemnification.
          (a) The Company agrees:
               (i) to indemnify and hold harmless each Underwriter, each of its directors, officers, employees, agents and each person, if any, who controls any Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against any losses, claims, damages or liabilities to which an Underwriter, any of its director, officer, employee, agent or any such controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any Preliminary Prospectus, the Pricing Disclosure Package, the Prospectus or any amendment or supplement thereto or any Issuer Free Writing Prospectus or (ii) with respect to the Registration Statement or any amendment or supplement thereto, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) with respect any Preliminary Prospectus, the Pricing Disclosure Package, the Prospectus or any amendment or supplement thereto or any Issuer Free Writing Prospectus, the omission or alleged omission to state therein a material fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement, or omission or alleged omission made in the Registration Statement, any Preliminary Prospectus, the Pricing Disclosure Package, the Prospectus, or such amendment or supplement, or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by or through the Representative specifically for use in the preparation thereof; and
               (ii) to reimburse each Underwriter, each of its directors, officers, employees, agents and each such controlling person upon demand for any legal or other out-of-pocket expenses reasonably incurred by each Underwriter, each of its directors, officers, employees, agents or each such controlling person in connection with investigating or defending any such loss, claim, damage or liability, action or proceeding or in responding to a subpoena or governmental inquiry related to the offering of the Notes, whether or not such Underwriter, director, officer, employee, agent or controlling person is a party to any action or proceeding. In the event that it is finally judicially determined that the Underwriters were not entitled to receive payments for legal and other expenses pursuant to this subparagraph, the Underwriters will promptly return all sums that had been advanced pursuant hereto.
          (b) Each Underwriter severally and not jointly will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the Registration Statement, and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against any losses, claims, damages or liabilities to which the Company or any such director, officer, or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any Preliminary Prospectus, the Pricing Disclosure Package, any Issuer Free Writing Prospectus, the Prospectus or any amendment or supplement thereto, or (ii) the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made; and will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, or controlling person in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding; provided, however, that each Underwriter will be liable in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission has been made in the Registration Statement, any Preliminary Prospectus, the Pricing Disclosure Package, any Issuer Free Writing Prospectus, the Prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Company by or through the Representative specifically for use in the preparation thereof. This indemnity agreement will be in addition to any liability which such Underwriter may otherwise have.
          (c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to this Section 8, such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing. No indemnification provided for in Section 8(a), (b) or (c) shall be available to any party who shall fail to give notice as provided in this Section 8(d) if the party to whom notice was not given was unaware of the proceeding to which such notice would have related and was materially prejudiced by the failure to give such notice, but the failure to give such notice shall not relieve the indemnifying party or parties from any liability which it or they may have to the indemnified party for contribution or otherwise than on account of the provisions of Section 8(a), (b) or (c). In case any such proceeding shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party and shall pay as incurred the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel at its own expense. Notwithstanding the foregoing, the indemnifying party shall pay as incurred (or within 30 days of presentation) the fees and expenses of the counsel retained by the indemnified party in the event (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or (iii) the indemnifying party shall have failed to assume the defense and employ counsel acceptable to the indemnified party within a reasonable period of time after notice of commencement of the action. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm for all such indemnified parties. Such firm shall be designated in writing by you in the case of parties indemnified pursuant to Section 8(a), (b) or (c) and by the Company in the case of parties indemnified pursuant to Section 8(c). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. In addition, the indemnifying party will not, without the prior written consent of the indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding of which indemnification may be sought hereunder (whether or not any indemnified party is an actual or potential party to such claim, action or proceeding) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action or proceeding.
          (d) To the extent the indemnification provided for in this Section 8 is unavailable to or insufficient to hold harmless an indemnified party under Section 8(a), (b) or (c) above in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other from the offering of the Notes. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions or proceedings in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the Prospectus. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or the Underwriters on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
          The Company and the Underwriters agree that it would not be just and equitable if contributions pursuant to this Section 8(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to above in this Section 8(d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), (i) no Underwriter shall be required to contribute any amount in excess of the underwriting discounts and commissions applicable to the Notes purchased by such Underwriter, and (ii) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
          (e) In any proceeding relating to the Registration Statement, any Preliminary Prospectus, any Issuer Free Writing Prospectus, any Pricing Disclosure Package, the Prospectus or any supplement or amendment thereto, each party against whom contribution may be sought under this Section 8 hereby consents to the jurisdiction of any court having jurisdiction over any other contributing party, agrees that process issuing from such court may be served upon it by any other contributing party and consents to the service of such process and agrees that any other contributing party may join it as an additional defendant in any such proceeding in which such other contributing party is a party.
          (f) Any losses, claims, damages, liabilities or expenses for which an indemnified party is entitled to indemnification or contribution under this Section 8 shall be paid by the indemnifying party to the indemnified party as such losses, claims, damages, liabilities or expenses are incurred. The indemnity and contribution agreements contained in this Section 8 and the representations and warranties of the Company set forth in this Agreement shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Underwriter, any of its directors, officers, employees, agents or any person controlling any Underwriter, the Company, its directors or officers or any persons controlling the Company, (ii) acceptance of any Notes and payment therefor hereunder, and (iii) any termination of this Agreement. A successor to any Underwriter, any of its directors, officers, employees, agents, or any person controlling any Underwriter, or to the Company, its directors or officers, or any person controlling the Company, shall be entitled to the benefits of the indemnity, contribution and reimbursement agreements contained in this Section 8.

     9. Notices.
     All communications hereunder shall be in writing and, except as otherwise provided herein, will be mailed, delivered, telecopied or telegraphed and confirmed as follows: if to the Representative, to Deutsche Bank Securities Inc., 60 Wall Street, 4th Floor, New York, New York 10005; Attention: Syndicate Manager, with a copy to Deutsche Bank Securities Inc., 60 Wall Street, New York, New York 10005, Attention: General Counsel, with a copy, which shall not constitute notice, to Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, Attention: Robert Evans III and if to the Company, to its agent for service as such agent’s address appears on the cover page of the Registration Statement with a copy to Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166, Attention: Steven R. Finley.
     10. Termination.
     This Agreement may be terminated by the Representative by notice to the Company any time prior to the Firm Notes Closing Date or any Optional Notes Closing Date (if different from the Firm Notes Closing Date and then only as to Optional Notes) if any of the following has occurred: (i) since the respective dates as of which information is given in the Registration Statement, the Pricing Disclosure Package and the Prospectus, any material adverse change or any development involving a prospective material adverse change in or affecting the earnings, business, management, properties, assets, rights, operations, condition (financial or otherwise) or prospects of the Company and its subsidiaries taken as a whole, whether or not arising in the ordinary course of business, (ii) any outbreak or escalation of hostilities or declaration of war or national emergency or other national or international calamity or crisis or change in economic or political conditions if the effect of such outbreak, escalation, declaration, emergency, calamity, crisis or change on the financial markets of the United States would, in your reasonable judgment, make it impracticable or inadvisable to market the Notes or to enforce contracts for the sale of the Notes, or (iii) suspension of trading in securities generally on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market or limitation on prices (other than limitations on hours or numbers of days of trading) for securities on either such exchange, (iv) the enactment, publication, decree or other promulgation of any statute, regulation, rule or order of any court or other governmental authority which in your opinion materially and adversely affects or may materially and adversely affect the business or operations of the Company, (v) the declaration of a banking moratorium by United States or New York State authorities, (vi) any downgrading, or placement on any watch list for possible downgrading, in the rating of any of the Company’s debt securities by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g) under the Exchange Act); (vii) the suspension of trading of the Company’s Common Stock by the New York Stock Exchange, the Toronto Stock Exchange, the Commission, or any other governmental authority or, (viii) the taking of any action by any governmental body or agency in respect of its monetary or fiscal affairs which in your reasonable opinion has a Material Adverse Effect on the securities markets in the United States; or as provided in Sections 6 and 11 of this Agreement.
     11. Default by Underwriters.
     If on a Closing Date, any Underwriter shall fail to purchase and pay for the principal amount of Notes which such Underwriter has agreed to purchase and pay for on such Closing Date (otherwise than by reason of any default on the part of the Company) the Representative shall use reasonable efforts to procure within 36 hours thereafter one or more of the other Underwriters, or any others, to purchase from the Company in such principal amounts as may be agreed upon and upon the terms set forth herein, the Notes which the defaulting Underwriter or Underwriters failed to purchase. If during such 36 hours the Representative shall not have procured such other Underwriters, or any others, to purchase the Notes agreed to be purchased by the defaulting Underwriter or Underwriters, then (a) if the aggregate principal amount of Notes with respect to which such default shall occur does not exceed 10% of the principal amount of Notes to be purchased on such Closing Date, the other Underwriters shall be obligated, severally, in proportion to the respective principal amount of Notes which they are obligated to purchase hereunder, to purchase the principal amount of Notes which such defaulting Underwriter or Underwriters failed to purchase, or (b) if the aggregate principal amount of Notes with respect to which such default shall occur exceeds 10% of the principal amount of Notes to be purchased on such Closing Date, the Company or the Representative will have the right, by written notice given within the next 36-hour period to the parties to this Agreement, to terminate this Agreement without liability on the part of the non-defaulting Underwriters or of the Company except to the extent provided in Sections 5 and 8 hereof. In the event of a default by any Underwriter or Underwriters on a Closing Date, as set forth in this Section 11, such Closing Date may be postponed for such period, not exceeding seven days, as you, as Representative, may determine in order that the required changes in the Registration Statement, the Pricing Disclosure Package or in the Prospectus or in any other documents or arrangements may be effected. The term “Underwriter” includes any person substituted for a defaulting Underwriter. Any action taken under this Section 11 shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.
     12. Successors.
     This Agreement has been and is made solely for the benefit of the Underwriters, the Company and their respective successors, executors, administrators, heirs and assigns, and the officers, directors and controlling persons referred to herein, and no other person will have any right or obligation hereunder. No purchaser of any of the Notes from any Underwriter shall be deemed a successor or assign merely because of such purchase.
     13. Miscellaneous.
     The reimbursement, indemnification and contribution agreements contained in this Agreement and the representations, warranties and covenants in this Agreement shall remain in full force and effect regardless of (a) any termination of this Agreement, (b) any investigation made by or on behalf of any Underwriter or any of its directors, officers, employees, agents or controlling person thereof, or by or on behalf of the Company or its directors or officers and (c) delivery of and payment for the Notes under this Agreement.
     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     This Agreement shall be governed by, and construed in accordance with, the law of the State of New York without regard to the conflict of laws provisions thereof.

     If the foregoing letter is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicates hereof, whereupon it will become a binding agreement between the Company and the several Underwriters in accordance with its terms.

Very truly yours,

COEUR D’ALENE MINES
CORPORATION

By	/s/ Dennis E. Wheeler

	Name:	Dennis E. Wheeler
	Title:	Chairman and Chief Executive
Officer
The foregoing Underwriting Agreement
is hereby confirmed and accepted as
of the date first above written.
DEUTSCHE BANK SECURITIES INC.
As Representative of the Several
Underwriters Named in Schedule I.

By:	Deutsche Bank Securities Inc.

By:	/s/ Damon Barber
Authorized Officer

By:	/s/ Christopher Towery
Authorized Officer
(Signature Page to Underwriting Agreement)

29

SCHEDULE I
Schedule of Underwriters

Aggregate Principal Amount of
Underwriters	Firm Notes to be Purchased
Deutsche Bank Securities Inc.	$140,000,000
J.P. Morgan Securities Inc.	60,000,000

Total	$200,000,000

30

SCHEDULE II
Issuer Free Writing Prospectuses Included in the Pricing Disclosure Package
     None.

31

SCHEDULE III
Material Other Than That Listed On Schedule II
Included In The Pricing Disclosure Package
Pricing Term Sheet
March 12, 2008
COEUR D’ALENE MINES CORPORATION
$200,000,000 aggregate principal amount of 3.25% Convertible Senior Notes due 2028
The information in this Pricing Term Sheet supplements and, as appropriate, supersedes the information contained in the Preliminary Prospectus Supplement of Coeur d’Alene Mines Corporation dated March 12, 2008.

Title of Securities:	3.25% Convertible Senior Notes due 2028 (the “Notes”)

Aggregate Principal Amount Offered:	$200,000,000

Over-allotment Option:	$ 30,000,000

Offer price:	100.000% of principal amount

Use of proceeds:	Coeur d’Alene Mines Corporation intends to use the net proceeds from this offering to complete the construction of the San Bartolomé silver project in Bolivia and fund construction of the Palmarejo silver/gold project in Mexico. Any additional remaining proceeds may be used to repay borrowings under our bridge loan facility and for general corporate purposes

Interest payment dates:	March 15 and September 15 of each year, commencing September 15, 2008

Maturity:	March 15, 2028

Ranking:	The Notes will be our senior unsecured obligations and will rank pari passu with all of our other senior unsecured debt and senior to any of our future debt subordinated to the Notes. The Notes will be effectively subordinated to all present and future debt and other obligations of our subsidiaries. In addition, the Notes are effectively subordinated to all of our present and future secured debt to the extent of the collateral securing that debt

Coupon:	3.25%

Principal amount per note:	$ 1,000

Closing Price (March 12, 2008)	$ 4.37

Conversion Price (approximately):	Initially $5.68 per share of common stock

Conversion Rate Per Note	Initially 176.0254

Optional Redemption:	On or after March 22, 2015, Coeur d’Alene Mines Corporation may redeem the Notes for cash as a whole at any time, or from time to time in part, at a redemption price of 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest up to, but not including, the redemption date

Repurchase of Notes at Holder’s Option:	Holders have the right to require Coeur d’Alene Mines Corporation to purchase all or a portion of their Notes on March 15, 2013, March 15, 2015, March 15, 2018 and March 15, 2023 for a purchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, up to but not including the date of repurchase. In lieu of paying cash for the repurchase price, Coeur d’Alene Mines Corporation may elect to pay shares of common stock or a combination of cash and shares of common stock

Repurchase upon a Fundamental Change:	If a fundamental change occurs, holders will have the option to require Coeur d’Alene Mines Corporation to purchase all or any part of their Notes at a purchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, payable in cash

Qualifying Fundamental Change Protection:	Adjustment to the applicable conversion rate upon a qualifying fundamental change (per attached table)

Registration:	The Notes are registered under Coeur d’Alene Mines Corporation’s shelf registration statement

Net Proceeds:	Approximately $193.2 million, after deducting underwriters’ discounts, commissions and estimated offering expenses (or approximately $222.3 million after exercising the over-allotment option in full)

Sole Book-Running Manager:	Deutsche Bank Securities Inc.

Co-Manager:	JPMorgan

Trade date:	March 13, 2008

Settlement date:	March 18, 2008

CUSIP / ISIN	192108AR9 / US192108AR96

Adjustment to Shares Delivered Upon Conversion Upon a Qualifying Fundamental Change
     The following table sets forth the increase in the conversion rate, expressed as a number of additional shares to be added per $1,000 principal amount of notes.

Effective Date	Stock Price
	$4.37	$4.50	$4.75	$5.00	$5.25	$5.50	$6.00	$7.00	$8.00	$9.00	$10.00	$12.50	$15.00	$20.00
March 18, 2008	52.80	50.71	45.32	40.62	36.50	32.87	26.81	18.14	12.42	8.52	5.80	1.96	0.36	0.00
March 15, 2009	52.80	52.80	47.70	42.62	38.19	34.29	27.82	18.62	12.63	8.59	5.79	1.91	0.33	0.00
March 15, 2010	52.80	52.80	49.73	44.24	39.45	35.27	28.36	18.67	12.45	8.34	5.53	1.73	0.25	0.00
March 15, 2011	52.80	52.80	50.81	44.87	39.73	35.26	27.96	17.91	11.65	7.59	4.90	1.37	0.12	0.00
March 15, 2012	52.80	52.80	49.85	43.50	38.07	33.41	25.92	15.95	9.98	6.26	3.87	0.89	0.01	0.00
March 15, 2013	52.80	51.17	44.27	38.39	33.36	29.03	22.09	12.95	7.63	4.44	2.49	0.31	0.00	0.00
March 15, 2014	52.80	48.23	40.37	33.77	28.22	23.58	16.41	7.85	3.65	1.58	0.55	0.00	0.00	0.00
March 15, 2015	52.80	46.17	34.48	23.95	14.43	5.77	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
     The stock prices and additional share amounts set forth above are based upon a closing sale price of $4.37 on March 12, 2008 and an initial conversion price of approximately $5.68.
     Notwithstanding anything in the indenture to the contrary, we may not increase the conversion rate to more than 228.8329 shares per $1,000 principal amount of notes pursuant to qualifying fundamental change events, though we will adjust such number of shares for the same events that require anti-dilution adjustments of the conversion rate as described in the Preliminary Prospectus Supplement under “Description of the Notes—Conversion Rate Adjustments,” in the same manner as the conversion rate is adjusted under that section.
     The exact stock prices and effective dates may not be set forth in the table above, in which case if the stock price is (i) between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year; (ii) in excess of $20.00 per share (subject to adjustment), no increase in the conversion rate will be made; and (iii) less than $4.37 per share (subject to adjustment), no increase in the conversion rate will be made.
     Because we cannot calculate and deliver the additional conversion consideration due as a result of an increase in the conversion rate resulting from a given qualifying fundamental change until after the effective date of that qualifying fundamental change has occurred, we will not deliver such additional conversion consideration until after the effective date of the qualifying fundamental change it relates to even if the settlement date in respect of other conversion consideration occurs earlier. As a result, you may receive conversion consideration in two payments rather than one. We will deliver the portion of the conversion consideration that is payable on account of the increase in the conversion rate as soon as practicable, but in no event after the third business day after the later of (i) the date the holder surrenders the note for conversion; (ii) the last trading day in the applicable conversion settlement averaging period; and (iii) the effective date of the qualifying fundamental change.
     If you surrender a note for conversion in connection with a qualifying fundamental change we have announced, but the qualifying fundamental change is not consummated, then you will not be entitled to the increased conversion rate referred to above in connection with the conversion.

CAPITALIZATION
     The following table sets forth our consolidated cash, cash equivalents and short-term investment balances and our capitalization as of December 31, 2007, on an actual basis and as adjusted basis to give effect to this offering and the application of the use of proceeds as described herein. You should read all of this information in conjunction with our financial statements and other financial information that are incorporated by reference in the preliminary prospectus supplement dated March 12, 2008.

	December 31, 2007
	Actual	As Adjusted
	(in thousands)
Cash, cash equivalents and short-term investments	$151,710	$344,870

Current portion of long-term debt and capital lease obligations	$30,831	$30,831
1.25% Convertible Senior Notes due January 2024	$180,000	$180,000
Obligations under capital leases	$23,661	$23,661
New 3.25% Convertible Senior Notes due 2028(1)	$—	$200,000

Total long-term debt	$234,492	$434,492

Shareholders’ equity:
Common Stock, par value $1.00 per share; authorized 750,000,000 shares; 551,512,230 shares issued and outstanding (1,059,211 shares held in treasury)(2)	551,512	551,512
Additional paid in capital	1,607,737	1,607,737
Accumulated deficit	(419,331)	(419,331)
Shares held in treasury	(13,190)	(13,190)
Accumulated other comprehensive income	639	639

Total shareholders’ equity	$1,727,367	$1,727367

Total capitalization	$1,961,859	$2,161,859

(1)	Assumes no exercise of the underwriters’ over-allotment option.

(2)	Does not include 23,684,211 shares issuable upon conversion of our 1.25% Convertible Senior Notes due 2024, 6,004 shares reserved for issuance under our executive compensation plan and 759,435 shares reserved for issuance under our director compensation plan.

The Company has filed a registration statement (including a prospectus dated as of December 27, 2005 and a preliminary prospectus supplement dated as of March 12, 2008) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the accompanying prospectus and the other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Deutsche Bank Securities Inc. will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611.
This communication should be read in conjunction with the preliminary prospectus supplement dated as of March 12, 2008 and the accompanying prospectus. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent inconsistent with the information in the preliminary prospectus supplement and the accompanying prospectus.
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

SCHEDULE IV
Parties to Lockup Agreements

Thomas T. Angelos
Donald J. Birak
James J. Curran
James K. Duff
Sebastian Edwards
Kelli Kast
Mitchell J. Krebs
Andrew Lundquist
Robert E. Mellor
Larry A. Nelson
John H. Robinson
Luke J. Russell
James A. Sabala
J. Kenneth Thompson
Carolyn S. Turner
Alex Vitale
Richard Weston
Dennis E. Wheeler
Alan L. Wilder
Timothy R. Winterer

ANNEX I
Form of Lockup Agreement
March      , 2008

Deutsche Bank Securities Inc.
As Representative of the Several
Underwriters
c/o Deutsche Bank Securities Inc.
60 Wall Street, 4th Floor
New York, New York 10005
Re:  Coeur d’Alene Mines Corporation Lockup Agreement
Ladies & Gentlemen:
The undersigned, a holder of common stock (“Common Stock”) or rights to acquire Common Stock of Coeur d’Alene Mines Corporation (the “Company”), understands that the Company proposes to carry out an offering (the “Offering”) of Convertible Senior Notes due 2028 (the “Notes”). The Notes will be convertible into cash, shares of Common Stock or a combination thereof under certain circumstances. The undersigned further understands that Deutsche Bank Securities Inc., as representative (the “Representative”) of the several underwriters (the “Underwriters”), is contemplating entering into an underwriting agreement (the “Underwriting Agreement”) with the Company in connection with the Offering. The undersigned acknowledges that the Representative is relying on the representations and agreements of the undersigned contained in this letter in carrying out the Offering and in entering into the Underwriting Agreement with the Company with respect to the Offering.
In order to induce the Company and the Representative to enter into the Underwriting Agreement and to proceed with the Offering, the undersigned agrees, for the benefit of the Company and the Underwriters (including the Representative), that should the Offering be effected the undersigned (along with all of the officers and directors of the Company party to a similar Lockup agreement with the Representatives listed on Exhibit A hereto, other than the undersigned, the “Other Parties”), will not, without the prior written consent of the Representative, directly or indirectly, make any offer, sale, assignment, transfer, encumbrance, contract to sell, grant of an option to purchase or other disposition any Common Stock or securities convertible into or exchangeable or exercisable for Common Stock (collectively, “Stock”) beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by the undersigned for a period of 90 days subsequent to the date of the Underwriting Agreement (the “Restriction Period”). Notwithstanding the foregoing, during the Restriction Period, the undersigned (i) may sell shares of Common Stock beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by the undersigned as of the date hereof or acquired by the undersigned pursuant to the Company’s Executive Compensation Program or Non-Employee Directors Stock Option Plan; provided, however, that in no event shall the number of shares of Stock sold by the undersigned, when added to the number of shares of Stock sold by the Other Parties, exceed 1,000,000, and (ii) may transfer Stock as a gift or gifts provided that any donee thereof agrees in writing to be bound by the terms hereof.
The undersigned, whether or not participating in the Offering, confirms that he, she or it understands that the Underwriters (including the Representative) and the Company will rely upon the representations set forth in this agreement in proceeding with the Offering. This agreement shall be binding on the undersigned and his, her or its respective successors, heirs, personal representatives and assigns. The undersigned agrees and consents to the entry of stop-transfer instructions with the Company’s transfer agent against the transfer of Common Stock or securities convertible into or exchangeable for Common Stock held by the undersigned except in compliance with this agreement.
Very truly yours,
Dated: March  , 2008

Signature

Printed Name and Title (if applicable)

EXHIBIT A
Parties to Lockup Agreement

Thomas T. Angelos
Donald J. Birak
James J. Curran
James K. Duff
Sebastian Edwards
Kelli Kast
Mitchell J. Krebs
Andrew Lundquist
Robert E. Mellor
Larry A. Nelson
John H. Robinson
Luke J. Russell
James A. Sabala
J. Kenneth Thompson
Carolyn S. Turner
Alex Vitale
Richard Weston
Dennis E. Wheeler
Alan L. Wilder
Timothy R. Winterer